Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Lori Scherwin	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2713

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS NAMES JAMES R. CHAMBERS

TO NEW GLOBAL POSITION OF

PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK, N.Y., December 12, 2012 — Weight Watchers International, Inc. (NYSE: WTW) today announced the appointment of James R. Chambers to serve in a new global position of President and Chief Operating Officer effective January 4, 2013. In this new role, Chambers will oversee the Company’s global business operations, including all domestic and international meetings and WeightWatchers.com businesses. Chambers will report to David P. Kirchhoff, Chief Executive Officer of the Company.

Chambers joins the Company as a seasoned executive with more than 30 years of general management, cross-functional operational management and executive leadership experience in varied consumer-focused global industries. Most recently, Chambers was the President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. from January 2010 to July 2011. Chambers also served from September 2005 to January 2010 in various roles in the North America business unit of Cadbury plc, most recently as the President and Chief Executive Officer. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau, Paxonix Inc., NetGrocer.com, Inc. and Information Resources, Inc. Chambers is a graduate of Princeton University, where he obtained a Bachelor’s degree in Civil Engineering, and holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Chambers also serves as a member of the Board of Directors of Big Lots, Inc.

“We are very excited to bring Jim’s management expertise, strategic mindset and operational prowess, along with his extensive leadership experience in consumer driven businesses, to Weight Watchers,” said Kirchhoff. “We believe Jim’s operational focus, along with his unique consumer and business insights from his prior experiences, will help ensure and further the achievement of our long-term strategic growth initiatives.”

“I am thrilled to be joining the Weight Watchers team and its fight against the global obesity epidemic,” added Chambers. “The opportunity to be part of this global branded company, with its storied 50-year history and unique positioning for its next chapter of growth, and to apply my background, experience, and drive to be a part of this growth opportunity, is something that I am very excited about.”

As part of Chambers’ appointment to serve as the Company’s President and Chief Operating Officer, Kirchhoff, currently the Company’s President and Chief Executive Officer, will no longer serve in the role of President for the Company effective January 4, 2013. In addition, effective January 4, 2013, Chambers will serve as acting President, North America, and Melanie Stubbing, President, Europe, Bruce Rosengarten, President, Asia Pacific, and Michael Basone, President, WeightWatchers.com and Chief Technology Officer will all report to Chambers.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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